  Exhibit 9.2

Indus Holdings, Inc.
20 Quail Run Circle, Unit B
Salinas, CA 93907

Letter Agreement

April 10, 2020

Mr. Robert Weakley 906 Villa Dorado Estates Dorado, Puerto Rico 00646

Re:
Delivery of Certain Agreements in Escrow

Dear Mr. Weakley:

Reference is made to that certain “Letter Agreement” dated January 8, 2020 among Indus Holdings, Inc. (the “Company”), Edible Management, LLC and you (the “Prior Agreement”). Capitalized terms used and not otherwise defined in this letter agreement have the meanings assigned to them in the Prior Agreement.

This will confirm our agreement as follows:

(a) The Separation Agreement shall be released and be effective for all purposes as of the initial closing (the “Initial Closing”) under the Debenture and Warrant Purchase Agreement, dated on or about the date hereof, by and among the Company, Indus Holding Company and the investors signatory thereto (the “Purchase Agreement”). Notwithstanding the foregoing, the Separation Agreement is amended hereby to provide that (i) your resignation as chief executive officer (“CEO”) shall be effective immediately following the Initial Closing, (ii) you shall not be required to resign from the board of directors of the Company or any of its subsidiaries, and your resignation of such positions shall not be effective by reason of the Separation Agreement, and (iii) the foregoing amendments shall not affect your right to the severance payments and other benefits provided to you under the Separation Agreement.

(b) The Notice of Redemption and the Redemption Waiver and Notice are cancelled and shall be of no force or effect, The Company’s super voting shares (the “Super Voting Shares”) shall remain outstanding and shall be subject to the Voting Agreement (as defined in the Purchase Agreement).

(c) The Termination Agreement is cancelled and shall be of no force or effect.

(d) The Investment Agreement dated as of April 26, 2019 relating to the Super Voting Shares (the “Investment Agreement”) shall remain in full force and effect. Section 3.1 of the Investment Agreement is hereby amended to provided that your resignation as CEO pursuant to the Separation Agreement shall not give rise to a right of the Company to redeem the Super Voting Shares.

(e)           The agreement between the Company and you dated December 14, 2019 relating to the voting of the Super Voting Shares is hereby terminated and in lieu thereof the Company and you agree that (i) the Super Voting Shares shall at all times be voted by you in accordance with the Voting Agreement, (ii) with respect to matters within the scope of Section 1.7 of the Voting Agreement, the Super Voting Shares shall at all times be voted by you as directed by (or in accordance with the recommendation of) the Special Committee (as defined in the Voting Agreement) and (iii) except as provided in the preceding clauses (i) and (ii), the Super Voting Shares shall at all times be voted by you as directed by the board of directors of the Company.

This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. You shall cause any transferee of the Super Voting Shares to assume your obligations under paragraph (e) above pursuant to a written instrument reasonably satisfactory to the board of directors of the Company.

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in that Province and the parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

[SIGNATURES ON FOLLOWING PAGE]

Please indicate your agreement to the foregoing by countersigning this letter below.

Sincerely, INDUS HOLDINGS, INC. By: /s/ Mark Ainsworth Name: Mark Ainsworth Title: COO

Agreed to and Accepted:

/s/ Robert Weakley
Name:  Robert Weakley

EDIBLE MANAGEMENT, LLC

By          /s/ Mark Ainsworth
Name: Mark Ainsworth
Title: COO